Exhibit 5.1

Mitchell Silberberg & Knupp llp

A Law Partnership Including Professional Corporations

June 16, 2023

Peraso Inc.
2309 Bering Dr.

San Jose, California 95131

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Peraso Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale from time to time by the selling stockholder of the Company named in the Registration Statement (the “Selling Stockholder”) of up to 5,714,286 shares of the Company’s common stock (“Warrant Shares”), par value $0.001 per share (the “Common Stock”), issuable upon the exercise of the purchase warrants (the “Purchase Warrants”) that were issued pursuant to the Securities Purchase Agreement, dated May 31, 2023 by and between the Company and the Selling Stockholder (the “Purchase Agreement”).

This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Warrant Shares.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Amended and Restated Articles of Incorporation and the Bylaws of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; (d) the Purchase Agreement and (e) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Purchase Warrants following the date hereof will be issued for not less than par value.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: WWW.MSK.COM

June 16, 2023

Based on the foregoing, we are of the opinion that the Warrant Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its transfer agent of such Warrant Shares, (ii) the issuance and delivery of such Warrant Shares upon exercise of the Purchase Warrants in accordance with the terms thereof and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Purchase Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

This opinion is opining upon and is limited to the Delaware General Corporation Law as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinion contained herein.

Very truly yours, /s/ MITCHELL SILBERBERG & KNUPP LLP